EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 14, 2005, relating to the consolidated financial statements and financial statement schedule of Flextronics International Ltd. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Flextronics International Ltd. for the year ended March 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

December 7, 2005